Exhibit 99.1

FOR IMMEDIATE RELEASE:
DATE: January 29, 2015
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Corporate Relations - Media
CONTACT: Lorrie Paul Crum
PHONE: 724-539-6792
KENNAMETAL ANNOUNCES FISCAL SECOND QUARTER 2015 RESULTS AND ACCELERATES COST REDUCTION INITIATIVES
-    Reported LPS of $4.89; adjusted EPS of $0.52, excluding restructuring and related charges, and asset impairment charges
-    Strong year-to-date free operating cash flow of $82 million
-    Existing restructuring primarily related to TMB--Phase 1--on track for $50-$55 million savings
-    New restructuring program--Phase 2--expected to deliver $40-$50 million savings; important step to expand margins and improve shareholder returns
LATROBE, Pa., (January 29, 2015) – Kennametal Inc. (NYSE: KMT) today reported results for the fiscal second-quarter 2015, with loss per diluted share (LPS) of $4.89, compared with the prior year quarter earnings per diluted share (EPS) of $0.30. Adjusted EPS were $0.52 in the current quarter compared with $0.50 in the prior year quarter.
Kennametal President and Chief Executive Officer Don Nolan said, "I’m encouraged by the talent, technologies and innovation inside our company. They reflect the inherent potential we possess to generate value over the long-term.  While the current weakness in our end markets adversely affected our results, and the nature and magnitude of the impairment charge is disappointing, they also illustrate many opportunities for improving our operations and business portfolio.”
“As attractive as our future may be, Kennametal also faces some serious challenges given that we have underperformed and missed investor expectations. It’s clear we have some immediate work to do to deliver better performance by driving organic sales growth, getting our portfolio right and aligning our cost structure accordingly.  We are taking additional actions to further reduce our manufacturing footprint and administrative overhead with a newly announced restructuring initiative, Phase 2. These key priorities-portfolio, cost structure and core growth with an accountable, customer-focused culture-are central to developing a path forward that will maximize profitability and generate improved shareholder returns.”
Fiscal 2015 Second Quarter Key Developments

•
Sales were $676 million, compared with $690 million in the same quarter last year. Sales decreased by 2 percent, reflecting decreases of 4 percent due to unfavorable currency exchange and a 2 percent organic decline, offset partially by a 3 percent increase from acquisition and a 1 percent increase due to more business days.

•
During the December quarter, the company performed an interim impairment test of goodwill and indefinite-lived intangible assets for its Infrastructure segment. This preliminary test was undertaken in view of the recent abrupt change in the global energy market, coupled with the severe and persistent decline in the earthworks markets. The test resulted in an estimated non-cash pre-tax goodwill and other intangible asset impairment charge of $377 million, or $5.24 per share. The valuation will be completed in the company's fiscal third quarter. The company also recorded a non-cash impairment charge of $5 million or $0.04 per share for an Infrastructure technology asset. Given the significant impairment charges, Infrastructure portfolio actions will be the initial focus.

•
Phase 1 restructuring and related charges amounted to $13 million pre-tax, or $0.13 per share in the quarter. Pre-tax benefits realized in the quarter were approximately $6 million or $0.07 per share. Total pre-tax benefits from this program are estimated to be $50-$55 million in annual savings, and total pre-tax charges are projected to be in the range of $55-$60 million through fiscal 2016.

•
Operating loss was $334 million, compared with operating income of $50 million in the same quarter last year. Adjusted operating income of $61 million was flat compared to the prior period. Adjusted operating results in the current period were driven by restructuring benefits and lower employment costs, offset by organic decline and unfavorable mix in Infrastructure, and unfavorable currency exchange. Adjusted operating margin was 9.1 percent in the current period and 8.9 percent in the prior period.

•
The effective tax rate was a negative 12.7 percent (provision on a loss), compared with 40.8 percent (provision on income) in the prior year. The adjusted effective tax rate was 17.7 percent in the current quarter and 23.8 percent in the prior period. The decrease was primarily driven by the extension of the credit for increase in research activities contained in the Tax Increase Prevention Act of 2014 that was enacted during the current quarter and the mix of pre-tax book income in jurisdictions with different tax rates.

•	LPS was $4.89, compared with the prior year quarter EPS of $0.30. Adjusted EPS were $0.52 in the current quarter and $0.50 in the prior year quarter.

•
Adjusted return on invested capital (ROIC) was 7.9 percent as of December 31, 2014 and reflects the impact of the goodwill and other intangible asset impairment charges of $382 million, offset partially by increased debt in the near term from recent acquisitions.

•
The company generated $135 million in cash flow from operating activities for the six months ended December 31, 2014, compared with $85 million in the prior year period. Net capital expenditures were $54 million and $48 million for the same periods. The company realized free operating cash flow of $82 million compared with $36 million for the same period last year.

Segment Developments for the Fiscal 2015 Second Quarter

•
Industrial segment sales of $372 million remained flat compared with $371 million in the prior year quarter due to increases of 2 percent from organic growth, 1 percent net from acquisition and divestiture and 1 percent due to more business days, offset partially by unfavorable currency exchange of 4 percent. Sales increased 3 percent in general engineering and 2 percent in transportation, while aerospace and defense remained relatively flat. General engineering increased due to sales in the indirect channel and to tier suppliers in the Americas, and the transportation market increased due to new project tooling package sales in the Asia region. On a regional basis sales increased approximately 14 percent in Asia and 3 percent in the Americas, offset partially by a decrease of 1 percent in Europe.

•
Industrial segment operating income was $42 million compared with $33 million in the prior year. Adjusted operating income was $48 million compared to $40 million in the prior year quarter, benefiting from organic growth, restructuring initiatives, and lower employment costs. Industrial adjusted operating margin was 12.8 percent compared with 10.9 percent in the prior year.

•
Infrastructure segment sales of $304 million decreased 5 percent from $319 million in the prior year. The decrease was driven by 8 percent organic sales decline and 3 percent unfavorable currency exchange, offset partially by 5 percent increase from acquisition and 1 percent due to more business days. Sales decreased by 6 percent in earthworks and 3 percent in energy. Earthworks sales declined from persistently weak underground and surface mining globally, particularly in the U.S. and Asia, combined with reduced demand for road rehabilitation tools and less infrastructure development activity in China. Energy sales decreased due to lower activity in power generation, while oil and gas sales were relatively flat year over year. In addition, the prior year included sales related to surface finishing projects that did not repeat in the current period. On a regional basis, sales decreased 14 percent in Europe, 9 percent in Asia and 2 percent in the Americas.

•
Infrastructure segment operating loss was $372 million, compared with operating income of $19 million in the same quarter of prior year. During the quarter a non-cash pre-tax goodwill and intangible asset impairment charge of $377 million was recorded related to the deterioration of the earthworks and energy markets and an impairment charge of $5 million was also recorded for an Infrastructure technology asset. Adjusted operating income was $15 million compared to $23 million in the prior year quarter. Adjusted operating income decreased due to lower organic sales as well as an unfavorable mix, partially offset by the benefits of the restructuring initiatives and lower employment costs. Infrastructure adjusted operating margin was 5.0 percent compared with 7.3 percent in the prior year.

Fiscal 2015 First Half Key Developments

•
Sales were $1,371 million, compared with $1,310 million in the same period last year. Sales increased by 5 percent, driven by 7 percent growth from acquisition and 1 percent increase due to more business days, partially offset by a 2 percent decline due to unfavorable currency exchange and 1 percent organic decline.

•
Operating loss was $273 million, compared with operating income of $109 million in the same period last year. Adjusted operating income was $130 million in the current period, compared with adjusted operating income of $121 million in the prior year, which included a non-recurring inventory charge of approximately $6 million. Adjusted operating margin was 9.5 percent, compared with 9.3 percent in the prior year.

•	LPS was $4.40 in the current year period, compared with EPS of $0.78 the prior year period. Adjusted EPS were $1.09 in the current year period and $0.99 in the prior year period.

Phase 2 Restructuring Program

The company has identified additional actions to streamline the company's cost structure with Phase 2 of restructuring initiatives. This is estimated to achieve an additional $40-$50 million of annualized savings and will incur $90-$100 million of pre-tax charges as it is being implemented over the next 12 to 24 months. These initiatives are expected to enhance operational efficiencies through the rationalization of certain manufacturing facilities as well as other employment and cost reduction programs. On a combined basis, both Phase 1 and Phase 2 restructuring programs are expected to produce annual ongoing pre-tax permanent savings of $90-$105 million. Together, total pre-tax charges for these initiatives are expected to be approximately $145-$160 million.

RESTRUCTURING AND RELATED CHARGES AND SAVINGS
	Estimated Charges	Charges To Date	Estimated Annualized Savings	Savings To Date	Expected Completion Date
Phase 1	$55M-$60M	$39M	$50M-$55M	$12M	6/30/2016
Phase 2	$90M-$100M	—	$40M-$50M	—	12/31/2016
Total	$145M-$160M	$39M	$90M-$105M	$12M

Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Outlook
Due to current high levels of uncertainty in the global economy, visibility is very limited regarding demand in some of Kennametal’s served end markets and ultimately will affect the company’s sales, earnings and cash flow. For fiscal 2015, Kennametal revised its outlook to reflect a weaker economic environment for the remainder of the fiscal year.
The company expects fiscal 2015 total sales to decline in the range of 6 to 7 percent and organic sales to decline in the range of 4 to 5 percent. Previously, total sales growth was projected to be in the range of 2 to 4 percent, with organic sales growth of 1 to 3 percent. Based on the revised forecast, Kennametal expects adjusted EPS for fiscal 2015 to range from $1.90 to $2.10, compared with the previous range of $2.80 to $3.00. The primary driver for the change in earnings relates to a further reduction to Infrastructure segment sales, due to a rapid decline in the oil and gas markets, as well as continued weak demand from the mining industry. The Industrial segment is also expected to be negatively impacted by further weakening in the Eurozone. In addition, foreign exchange is expected to be a notable headwind related to recent currency fluctuations, particularly the U.S. dollar to Euro exchange rate. While near-term conditions are challenging, the company is in the process of developing a path forward that will result in improved shareholder returns.

The company expects to generate cash flow from operations between $270 million and $295 million for fiscal 2015, compared with its previous outlook of $280 million to $310 million. Based on anticipated capital expenditures of approximately $110 million to $115 million, the company expects to generate between $160 million and $180 million of free operating cash flow for the fiscal year.

Kennametal is committed to maintaining investment-grade credit ratings. Cash from operations, as well as any working capital reductions, will be primarily for the purpose of debt reduction. The company’s capital allocation process will include disciplined capital investments in the business, as well as returning cash to shareholders through dividends and share repurchases.

Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.18 per share. The dividend is payable February 25, 2015 to shareholders of record as of the close of business on February 10, 2015.
The company will discuss its fiscal 2015 second-quarter results in a live webcast at 10:00 a.m. Eastern Time today. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through March 1, 2015.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2015 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; global or regional catastrophic events; energy costs; commodity prices; labor relations; demand for and market acceptance of new and existing products; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Celebrating more than 75 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products, application engineering and services backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 14,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and over 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and "America's Safest Companies" (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere. For more information, visit the company’s website at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2014	2013	2014	2013
Sales	$675,631	$689,936	$1,370,572	$1,309,743
Cost of goods sold	476,173	482,965	953,015	904,536
Gross profit	199,458	206,971	417,557	405,207
Operating expense	137,459	148,421	285,947	282,685
Restructuring and asset impairment charges	388,839	2,310	390,402	2,310
Amortization of intangibles	6,931	6,524	13,959	11,667
Operating (loss) income	(333,771)	49,716	(272,751)	108,545
Interest expense	7,960	8,037	16,170	15,118
Other expense, net	2,223	856	409	1,466
(Loss) income from continuing operations before income taxes	(343,954)	40,823	(289,330)	91,961
Provision for income taxes	43,751	16,656	58,248	29,236
Net (loss) income	(387,705)	24,167	(347,578)	62,725
Less: Net income (loss) attributable to noncontrolling interests	597	(42)	1,236	679
Net (loss) income attributable to Kennametal	$(388,302)	$24,209	$(348,814)	$62,046
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic (loss) earnings per share	$(4.89)	$0.31	$(4.40)	$0.79
Diluted (loss) earnings per share	$(4.89)	$0.30	$(4.40)	$0.78
Dividends per share	$0.18	$0.18	$0.36	$0.36
Basic weighted average shares outstanding	79,343	78,729	79,229	78,587
Diluted weighted average shares outstanding	79,343	79,776	79,229	79,597

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2014	June 30, 2014
ASSETS
Cash and cash equivalents	$146,267	$177,929
Accounts receivable, net	449,166	531,515
Inventories	662,883	703,766
Other current assets	115,671	111,986
Total current assets	1,373,987	1,525,196
Property, plant and equipment, net	843,101	884,458
Goodwill and other intangible assets, net	889,818	1,318,752
Other assets	145,537	139,680
Total assets	$3,252,443	$3,868,086
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$95,513	$80,117
Accounts payable	159,464	206,891
Other current liabilities	273,727	275,748
Total current liabilities	528,704	562,756
Long-term debt and capital leases	867,103	981,666
Other liabilities	326,049	362,056
Total liabilities	1,721,856	1,906,478
KENNAMETAL SHAREHOLDERS’ EQUITY	1,499,320	1,929,256
NONCONTROLLING INTERESTS	31,267	32,352
Total liabilities and equity	$3,252,443	$3,868,086

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2014	2013	2014	2013
Outside Sales:
Industrial	$371,557	$370,647	$749,415	$708,876
Infrastructure	304,074	319,289	621,157	600,867
Total outside sales	$675,631	$689,936	$1,370,572	$1,309,743
Sales By Geographic Region:
North America	$319,495	$302,032	$654,065	$571,566
Western Europe	183,583	215,688	374,437	403,289
Rest of World	172,553	172,216	342,070	334,888
Total sales by geographic region	$675,631	$689,936	$1,370,572	$1,309,743
Operating Income (Loss):
Industrial	$41,795	$33,218	$85,812	$73,038
Infrastructure	(371,920)	18,604	(352,699)	40,294
Corporate (1)	(3,646)	(2,106)	(5,864)	(4,787)
Total operating (loss) income	$(333,771)	$49,716	$(272,751)	$108,545
(1)  Represents unallocated corporate expenses.

In addition to reported results under generally accepted accounting principles in the United States of America
(GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: gross profit and margin, operating expense, operating expense as a percentage of sales, operating (loss) income and margin, net (loss) income, diluted (LPS) EPS, effective tax rate, Industrial sales, operating income and margin, Infrastructure sales, operating income and margin, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED DECEMBER 31, 2014 - (UNAUDITED)
(in thousands, except percents)	Sales	Gross Profit	Operating Expense	Operating (Loss) Income	Net (Loss) Income (2)	Diluted (LPS) EPS	Effective Tax Rate
2015 Reported Results	$675,631	$199,458	$137,459	$(333,771)	$(388,302)	$(4.89)	(12.7)%
2015 Reported Margins		29.5%	20.3%	(49.4)%
Restructuring and related charges (3)	—	2,677	(3,415)	12,930	10,385	0.13	2.3
Technology asset impairment charge	—	—	—	5,500	3,377	0.04	2.0
Goodwill and other intangible asset impairment charges	—	—	—	376,500	415,896	5.24	26.1
2015 Adjusted Results	$675,631	$202,135	$134,044	$61,159	$41,356	$0.52	17.7%
2015 Adjusted Margins		29.9%	19.8%	9.1%
(2) Represents amounts attributable to Kennametal Shareholders.
(3) Includes pre-tax restructuring related charges recorded in corporate of $1,844.

THREE MONTHS ENDED DECEMBER 31, 2014 - (UNAUDITED)
(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating (Loss) Income
2015 Reported Results	$371,557	$41,795	$304,074	$(371,920)
2015 Reported Operating Margin		11.2%		(122.3)%
Restructuring and related charges (4)	—	5,921	—	5,165
Technology asset impairment charge	—	—	—	5,500
Goodwill and other intangible asset impairment charges	—	—	—	376,500
2015 Adjusted Results	$371,557	$47,716	$304,074	$15,245
2015 Adjusted Operating Margin		12.8%		5.0%
(4) Excludes pre-tax restructuring related charges recorded in corporate of $1,844.

THREE MONTHS ENDED DECEMBER 31, 2013 - (UNAUDITED)
(in thousands, except percents)	Sales	Gross Profit	Operating Expense	Operating Income	Net Income (2)	Diluted EPS	Effective Tax Rate
2014 Reported Results	$689,936	$206,970	$148,421	$49,716	$24,209	$0.30	40.8%
2014 Reported Margins		30.0%	21.5%	7.2%
TMB inventory step-up	—	7,699	—	7,699	5,749	0.07	(2.5)
TMB acquisition- related charges	—	26	(1,713)	1,738	1,258	0.02	(0.3)
Restructuring and related charges	—	—	—	2,310	1,733	0.02	(0.6)
Tax repatriation expense	—	—	—	—	7,170	0.09	(13.6)
2014 Adjusted Results	689,936	214,695	146,708	61,463	40,119	0.50	23.8%
2014 Adjusted Margins		31.1%	21.3%	8.9%

(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating Income
2014 Reported Results	$370,647	$33,218	$319,289	$18,604
2014 Reported Operating Margin		9.0%		5.8%
TMB inventory step-up	—	5,390	—	2,309
TMB acquisition-related charges	—	609	—	1,129
Restructuring and related charges	—	1,085	—	1,225
2014 Adjusted Results	$370,647	$40,302	$319,289	$23,267
2014 Adjusted Operating Margin		10.9%		7.3%

SIX MONTHS ENDED DECEMBER 31, 2014 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating (Loss) Income	Net (Loss) Income (2)	Diluted (LPS) EPS
2015 Reported Results	$1,370,572	$(272,751)	$(348,814)	$(4.40)
2015 Reported Operating Margin		(19.9)%
Restructuring and related charges (3)	—	20,375	15,941	0.20
Technology asset impairment charge	—	5,500	3,377	0.04
Goodwill and other intangible asset impairment charges	—	376,500	415,896	5.25
2015 Adjusted Results	$1,370,572	$129,624	$86,400	$1.09
2015 Adjusted Operating Margin		9.5%

SIX MONTHS ENDED DECEMBER 31, 2013 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating Income	Net Income (2)	Diluted EPS
2014 Reported Results	$1,309,743	$108,545	$62,046	$0.78
2014 Reported Operating Margin		8.3%
TMB inventory step-up	—	7,699	5,749	0.07
TMB acquisition-related charges	—	2,836	2,065	0.03
Restructuring and related charges (5)	—	2,310	1,700	0.02
Tax repatriation expense	—	—	7,170	0.09
2014 Adjusted Results	$1,309,743	$121,390	$78,730	$0.99
2014 Adjusted Operating Margin		9.3%
(5) Included pre-tax restructuring related charges recorded in corporate of $1,098.

FREE OPERATING CASH FLOW (UNAUDITED)	Six Months Ended
	December 31,
(in thousands)	2014	2013
Net cash flow from operating activities	$135,322	$84,617
Purchases of property, plant and equipment	(54,672)	(48,804)
Proceeds from disposals of property, plant and equipment	978	444
Free operating cash flow	$81,628	$36,257

RETURN ON INVESTED CAPITAL (UNAUDITED)
December 31, 2014 (in thousands, except percents)

Invested Capital	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013	Average
Debt	$962,616	$1,015,863	$1,061,783	$1,135,553	$1,145,729	$1,064,309
Total equity	1,530,587	1,954,254	1,961,608	1,934,558	1,903,304	1,856,862
Total	$2,493,203	$2,970,117	$3,023,391	$3,070,111	$3,049,033	$2,921,171
		Three Months Ended
Interest Expense		12/31/2014	9/30/2014	6/30/2014	3/31/2014	Total
Interest expense		$7,960	$8,210	$8,450	$8,883	$33,503
Income tax benefit						9,227
Total interest expense, net of tax						$24,276
Net (Loss) Income		12/31/2014	9/30/2014	6/30/2014	3/31/2014	Total
Net (loss) income attributable to Kennametal, as reported		(388,302)	39,488	45,455	50,865	(252,494)
TMB acquisition-related charges		—	—	1,914	1,703	3,617
Restructuring and related charges		10,385	5,557	13,874	1,747	31,563
Goodwill and other intangible asset impairment charges		415,896	—	—	—	415,896
Technology asset impairment charge		3,377	—	—	—	3,377
Loss on divestiture		—	—	1,607	—	1,607
Noncontrolling interest		597	639	2,024	1,129	4,389
Net income, adjusted		41,953	45,684	64,874	55,444	207,955
Total interest expense, net of tax						24,276
						$232,231
Average invested capital						$2,921,171
Adjusted Return on Invested Capital						7.9%
Return on invested capital calculated utilizing net income, as reported is as follows:
Net (loss) income attributable to Kennametal, as reported						$(252,494)
Total interest expense, net of tax						24,276
						$(228,218)
Average invested capital						$2,921,171
Return on Invested Capital						(7.8)%